News Release
Amkor Refinances $300 Million Term Loan
CHANDLER, Ariz. — April 2, 2007 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it’s wholly owned Korean subsidiary, Amkor Technology Korea, Inc., has entered into a $300 million, 7-year secured credit facility with Woori Bank, a member of Woori Financial Group (NYSE:WF), one of the largest financial institutions in Korea. The loan will be guaranteed on an unsecured basis by Amkor Technology, Inc. The loan bears interest at Woori’s base rate plus 50 bps (currently 6.6%, or approximately LIBOR + 125 bps) and amortizes in 28 equal quarterly payments through April 2014. The Woori loan remains subject to the approval of the Bank of Korea. Proceeds of the Woori loan, together with prepayment fees and accrued and unpaid interest, will be used to repay Amkor’s existing $300 million second lien term loan, due October 2010, which bears interest at a rate of LIBOR + 450 basis points (currently 9.9%). This transaction will fully discharge all of Amkor’s obligations under the second lien term loan and fully discharge subsidiary guarantees and collateral securitizing the second lien term loan.
“In commencing this relationship with Woori Financial Group, we are expanding our banking relationships to include a strong financial partner in Asia,” said Joanne Solomon, Amkor’s Senior Vice President, Finance. “We are pleased with the structure and terms of this facility, which should allow us to substantially reduce our annual interest expense.”
In connection with the early repayment of the second lien term loan, Amkor expects to record a charge of approximately $16 million in the second quarter of 2007, including $9 million in prepayment fees and $7 million to write off unamortized deferred debt issuance costs. We expect to incur approximately $2 million in debt issuance costs in connection with the Woori loan, which amount will be funded from existing cash.
About Amkor
Amkor Technology, Inc. (Nasdaq: AMKR) is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Forward Looking Statements
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding potential interest savings and the expected charge for early repayment of the second lien term loan. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results.
Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in Amkor’s filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2006.
Contact:
     Jeffrey Luth
     VP Corporate Communications
     480-821-5000 ext. 5130
     jluth@amkor.com